  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 22, 2017 relating to our audit of the balance sheets of Summit Network Inc. as of July 31, 2016, the related statements of operations, stockholders' equity, and cash flows for the year ended July 31, 2016 included in the Annual Report of Summit Network Inc. on Form 10-K for the year ended July 31, 2016.

/s/ Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: May 22, 2017